EXHIBIT 10.12 – Written Description of Compensation Arrangement with Kenneth M. Clark

East Fork Biodiesel, LLC (“Company”) has had an unwritten, month-to-month consulting arrangement with a consulting company, KMC Consultants LTD (“KMC Consultants”), owned by our Chief Executive Officer, President and Director, Kenneth M. Clark.  Under the arrangement, since October 1, 2005, Mr. Clark has served as a non-employee consultant, in various capacities and performing various management and administrative services (including pre-incorporation services) in the absence of or as additional support for the Company’s general and project management personnel.  Mr. Clark’s service as chief executive officer is on a month-to-month basis.

The Company’s Board of Directors authorized payment to KMC Consultants of a cash bonus for general management, administrative, oversight and other related services to the Company by Mr. Clark. The bonus was approximately $6,000 per month for the period January 2006 through February 2007, excluding any time off and the month of July 2006.

On February 28, 2007, the Company’s Board of Directors also authorized payment of $18 per hour to Mr. Clark (or anyone else temporarily serving as the Company’s general manager) until the Company-hired general manager assumed such responsibilities.

In February 2007, the Board of Directors voted to pay KMC Consultants at the rate of $3,000 per month for management and coordination duties performed by Mr. Clark for the Company on a month-to-month basis.  Any compensation earned is deferred compensation at the rate of $3,000 per month.